Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into by and between FRANKLIN COVEY CO. (“Franklin Covey”), with a principal place of business at 2200 W. Parkway Blvd., SLC, UT 84119, and SCOTT MILLER (“Contractor”), with a principal place of business at 235 A Street, Salt Lake City, 84103. Franklin Covey hereby engages Contractor, and Contractor agrees to be engaged as an independent contractor to perform the services described herein and on the attached Exhibit “A” (the “Services”) subject to the following terms and conditions:

1.
Franklin Covey shall have no responsibility for federal or state income tax withholding, FICA, worker’s compensation insurance, or any other state or federal payments for or on behalf of Contractor.  Contractor is personally liable for all income tax, FICA and other similar obligations incurred with respect to payments made by Franklin Covey to Contractor pursuant to this Agreement and on the earnings paid to any workers hired by Contractor, and shall indemnify, defend and hold Franklin Covey harmless from and against any such (alleged or actual) losses, damages, liabilities, claims or obligations.

2.
Unless stated in this Agreement or another written agreement between Contractor and Franklin Covey, Contractor will not be eligible to participate in any medical, health, life, disability, or other insurance programs or other benefits provided by Franklin Covey to its regular employees.

3.
Unless stated in another written agreement between Contractor and Franklin Covey, Contractor will be paid only for Services performed under this Agreement up to and including the last date Contractor provides Services pursuant to this Agreement.

4.
Except as provided on Exhibit “A” attached hereto or as otherwise agreed by the parties in writing, Contractor shall (i) provide all equipment and materials necessary to perform the Services, and (ii) have the right to perform the Services in the manner and using the means Contractor in his or her sole discretion deems necessary and appropriate.

5.
Contractor’s title shall be Senior Advisor, Thought Leadership.  Although Contractor has certain management and supervisory responsibilities as set forth in Exhibit A, Contractor acknowledges and agrees that he does not have signing authority for Franklin Covey and shall not hold himself out to third parties as having signing authority for Franklin Covey.  Contractor acknowledges and agrees that he does not have the authority/responsibility to approve Franklin Covey expenses.

6.
Contractor shall be paid for Services rendered pursuant to this Agreement as described herein and on the attached Exhibit “A” and at the prices described herein and on Exhibit “B” and shall not be entitled to any other compensation or benefits during the term of this Agreement or following its termination, unless stated in another written agreement.  Contractor shall also agree to and sign the other forms attached hereto as Exhibits C.

7.
Unless stated in another written agreement between Contractor and Franklin Covey, Contractor agrees all Services performed by Contractor are “works for hire,” and all deliverables, whether tangible or intangible, shall be the sole and exclusive property of Franklin Covey and Consultant agrees to execute any document that asserts that right and transfer of ownership.

8.
In the event Contractor delivers a keynote paid for by a Franklin Covey client, Contractor shall receive the standard consultant keynote rate, determined as follows: (a) if Franklin Covey charges the client $7,500 or more for the keynote, the standard consultant rate is twenty-seven percent (27%) of the amount charged to the client for the keynote; and (b) if Franklin Covey charges the client less than $7,500 for the keynote, the standard consultant rate is $1,800.  In the event Franklin Covey utilizes Contractor to deliver in-person field marketing events for which Franklin Covey would have otherwise paid a Franklin Covey consultant, Contractor shall be paid the normal Franklin Covey internal consultant rate for employees of a similar level of experience and qualification  In the event Contractor delivers a keynote sold by Franklin Covey and the subject of the keynote is intellectual property owned by Contractor, Franklin Covey shall receive the revenue from the client, and Contractor shall be paid fifty percent (50%) of the revenue received from the client.

9.
In the event Contractor desires to engage in any business activities outside of this Agreement, during the term of this Agreement (regardless of whether those activities relate to Franklin Covey), Contractor shall first disclose and discuss the proposed activity with Franklin Covey.  Contractor may only engage in the proposed business activity with the express written consent of Franklin Covey, which consent may be withheld in Franklin Covey’s sole discretion to protect Franklin Covey’s interests.

10.
Contractor shall not contract with or otherwise engage fulltime Franklin Covey employees to perform any non-Franklin Covey work, unless Contractor receives express written permission from Franklin Covey to allow such work.  In the event Contractor receives such express written permission from Franklin Covey, Contractor will reimburse Franklin Covey for the time worked by the Franklin Covey employee based on such employee’s calculated hourly rate.  Notwithstanding the foregoing, the restrictions in this paragraph do not apply to natural, normal, short conversations that take place between Contractor and Franklin Covey employees based on long term friendships, provided that no Franklin Covey proprietary information is exchanged or discussed.

11.	Contractor shall be responsible for his or her own business expenses incurred in rendering the Services pursuant to this Agreement except as outlined in Exhibit B below.

12.
The term of this Agreement shall be effective with the date given below and continue in full force and effect for an initial term of three (3) years.  Either party may terminate this Agreement at any time by giving six (6) months written notice to the other party of the intent to terminate. Franklin Covey may terminate the Agreement immediately upon any of the following: (a) Contractor declares bankruptcy; (b) Contractor is charged with a felony; (c) Contractor performs unauthorized actions on behalf of Franklin Covey; (d) if, after diligent inquiry and in good faith, Franklin Covey determines that Contractor is the subject of a credible accusation of a felony or any crime involving perjury, fraud, or sexual misconduct; (e) Contractor is the subject of a credible accusation that is reasonably considered to be severely damaging to Contractor’s or Franklin Covey’s reputation; (f) Contractor materially breaches this Agreement, including exceeding the Franklin Covey Thought Leadership budget, the Separation Agreement and General Release dated November 1, 2020, or the Intellectual Property Agreement dated November 1, 2020; or (g) Contractor engages with industries that sell goods or services with which Franklin Covey does not want to be associated (provided however, that Franklin Covey will provide Contractor with notice of any such objection and provide Contractor a reasonable amount of time and opportunity to dissociate with said industry).  Upon termination, Contractor shall return to Franklin Covey all Franklin Covey equipment and confidential information supplied by Franklin Covey to Contractor, including but not limited to, manuals, DVDs, CD’s and all material pertaining to Franklin Covey’s training programs and remove all of the foregoing (e.g., materials, DVDs, CDs, data embedded in or found on Contractor’s equipment, etc.).  Upon termination of this Agreement for any reason, Franklin Covey shall pay Contractor for the Services rendered prior to the date of termination, and Contractor agrees that he is not entitled to any further payment, including but not limited to a severance payment or liquidated damages payment.

13.
Contractor represents that he has the training, expertise, and experience necessary to perform the Services and he routinely holds himself out to the business community as a qualified provider of services similar to the Services.

14.
Contractor warrants the Services shall not infringe the proprietary or intellectual property rights of others.  Contractor further warrants he or she shall not use or disclose to Franklin Covey any third party confidential information without prior written authorization.

15.
Contractor shall indemnify, hold harmless and defend Franklin Covey from any liability, loss, damage, claim or expense, including costs and attorneys’ fees, that result from (a) the negligent or willful act or omission of Contractor or his agents or representatives while performing the Services or while on Franklin Covey’s premises, and (b) Contractor’s breach of any warranty hereunder.

16.
At all times while on Franklin Covey’s premises or a client’s premises, Contractor shall conduct himself in a business-like manner and observe all Franklin Covey policies and procedures or those of a client.

17.
Contractor agrees that he shall abide by the employee handbook and guidelines found on Franklin Covey’s Enable Greatness Intranet Website.  Contractor will be provided a user ID and password to log on and have access to all Franklin Covey policies.  The handbook is located under People Services/Policy Handbook.

18.
Contractor acknowledges that Franklin Covey owns all Franklin Covey products, programs, processes, materials, content, DVDs, CDs, and methodologies, including all copyright, patent and trademark rights belonging thereto.  Contractor agrees to maintain in confidence all company- or client-related information that Contractor may receive as a result of his relationship with Franklin Covey, including, but not limited to, Franklin Covey strategy information, business models, or financial results.  Further, Contractor agrees that he will not disclose to anyone, for any reason, or use directly or indirectly to compete with Franklin Covey, any confidential information, including, without limitation, client information, client and prospective client lists, trade secrets, etc., that may be accessible to Contractor in connection with his working relationship with Franklin Covey.

19.
Contractor agrees that Contractor will not make any statements that disparage, demean or criticize Franklin Covey, its directors, officers, managers, employees, business practices, strategies, products or services.  Nothing in this provision shall prevent Contractor from making a truthful statement under oath as a witness in a proceeding by a court of competent jurisdiction or administrative agency.

20.
Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of employer and employee, it being expressly understood and agreed that neither any provision contained in this Agreement nor any act or acts of the parties hereto shall be deemed to create any relationship between Franklin Covey and Contractor other than the relationship of a contracting party and an independent contractor.

21.	Contractor may not assign, delegate or subcontract any rights or obligations under this Agreement without Franklin Covey’s prior written approval.

22.
Except for the purchase of COBRA insurance for a limited period as set forth in the Separation Agreement and General Release between Franklin Covey and Contractor, Franklin Covey shall not provide any insurance coverage of any kind for Consultant or Consultant's employees or contract personnel. For engagements of 90 days or longer, Consultant may choose, at his sole discretion, to maintain a General Liability insurance policy of at least $1,000,000 to cover any negligent acts committed by Consultant or Consultant's employees or agents while performing services under this Agreement.

23.
Although Contractor acknowledges that he is a representative of Franklin Covey, Contractor has no right to incur obligations in the name of Franklin Covey or to represent to any third party that he has the authority to act in the name of Franklin Covey.

24.
Notices required under this Agreement shall be in writing and effective upon (a) personal delivery to Contractor, (b) confirmation of fax sent to the recipient’s last known fax number, (c) confirmation of email sent to recipient’s last known email address, or (c) three days after being deposited postage prepaid in the U.S. mail to the recipient’s last known address.

25.
Contractor agrees that any materials, videos, documents, content, media, footage, and/or any other information that belongs to Franklin Covey but is transferred to or used on Contractor’s computer, laptop, digital device, video recorder, or mobile phone (and the like) will be removed by Contractor from such device upon termination of this Agreement.

26.
This Agreement supersedes all previous and contemporaneous agreements, oral agreements, and/or contracts between Contractor and Franklin Covey regarding the subject matter of this Agreement.  For clarity, this Agreement does not supersede the following agreements between the parties: Separation Agreement and General Release dated November 1, 2020; and Intellectual Property Agreement dated November 1, 2020.

27.	This Agreement shall be interpreted according to the laws of the State of Utah.

Effective Date:  November 1, 2020

Signatures

Franklin Covey Co.
By:	/s/ Robert A. Whitman
(Signature) Robert A. Whitman
(Typed or Printed Name)

Contrator:
By:	/s/ Scott Miller
(Signature) Scott Miller
(Typed or Printed Name)
Taxper ID Number:

If Agreement Is Faxed or Emailed:
Consultant and FranklinCovey agree this Agreement will be considered signed when the signature of a party is delivered by facsimile or email transmission. Signatures transmitted by facsimile or email shall have the same effect as original signatures.

EXHIBIT A
Description of Services: To assist in the performance of Services hereunder, Contractor may continue to his Franklin Covey-issued laptop.  Contractor will report to Paul Walker.  Contractor will lead specified thought leadership functions, including performing the following services (which may be modified and/or expanded from time to time based on mutual agreement of the parties):

1.	Strategic Meeting and One-On-One Discussions
a.	Participate in quarterly strategic meeting
b.	Participate in one-on-one discussion with Paul Walker at least monthly
2.	Host On Leadership podcast and Maintain Associated Blog
a.	Find interviewees
b.	Conduct weekly interview/podcast
c.	Publish and regularly update blog
d.	Continue to build awareness for and improve Franklin Covey brand
3.	Franklin Covey Books and Book Launches
a.
Contractor shall continue marketing, publicizing, and launching Franklin Covey’s books in the same manner as when Contractor was an employee of Franklin Covey, including but not limited to, the following books:

i.	Unconscious Bias
ii.	The 4 Disciplines of Execution
iii.	Strikingly Different
iv.	Unlocking Potential
v.	The 4 Essential Roles
vi.	New Style of Leadership
4.	Articles and Interviews for Franklin Covey Consultants
a.	Facilitate the drafting/publication of articles by and interviews of Franklin Covey consultants
b.	Proofread and sign off on all articles and interviews of Franklin Covey consultants
c.	Assign in-bound inquiries to the appropriate Franklin Covey thought leader
5.	Manage DEKE and Triple7 Relationships
a.	Column, interview, and article placement decisions
6.	Franklin Covey Public Relations
a.	Manage, supervise, and support Franklin Covey’s public relations team
7.	Author Related Promotional Activities
a.	Develop and execute book successful book launches
b.	Mess to Success, EDAGM, and Multipliers
i.	Weekly webcasts, podcasts, articles, and business development (no charge to client) client presentations/executive overviews
ii.	Wiseman interviews
iii.	EDAGM client webcasts
iv.	Mess to Success events monthly Todd M event
v.	Author lunch events
8.	Increase social media/LinkedIn presence
a.	Build connections and increase following for key Franklin Covey authors and thought leaders
i.	Manage authors’ and thought leaders’ personal channels
9.	Manage and Support Books and Audio Team
a.	Annie
b.	Zach
c.	Travis
d.	Deb
e.	Meg
f.	Drew (Contractor shall ensure that Drew works 30 hours per week on Franklin Covey assignments)
g.	Ty (contractor) & Leigh Stevens (on call)
10.	Strategic Discussions and Key Projects
a.	Contractor shall be available to participate in strategic meetings and key projects, including strategy meetings, branding discussions, investor conferences, etc.

Contractor may also be requested to provide other services for FranklinCovey as agreed upon in writing from time to time.

Exhibit B
Payment to Contractor

 In exchange for the Services to be rendered by Contractor, Franklin Covey shall pay Contractor as follows:

a)
Beginning on September 1, 2020 and continuing through the date on which Contractor’s employment with Franklin Covey is terminated (“Employment Termination Date”), Franklin Covey shall pay Contractor his base salary from Fiscal Year 2020.  From the Employment Termination Date through the end of the fiscal year ending August 31, 2021, Franklin Covey shall pay Contractor a prorated portion of an annualized $250,000.

b)	For each fiscal year thereafter, and for so long as the Agreement is in effect, Franklin Covey shall pay Contractor $200,000 annually, unless otherwise agreed to in writing by the parties.

Franklin Covey shall pay Contractor on a monthly basis.